March 5, 1996




Lehman Brothers Funds, Inc.
 in respect of
 Lehman Selected Growth Stock Portfolio
3 World Financial Center
New York, New York  10285

AMT Capital Fund, Inc.
 in respect of
 U.S. Selected Growth Portfolio
430 Park Avenue, 17th Floor
New York, New York  10022

Gentlemen:

	We hereby confirm our opinion, dated November 10, 1995 and addressed to you, regarding certain federal income tax consequences to Lehman Selected Growth Stock Portfolio
("Target"), a separate series of Lehman Brothers Funds, Inc. ("Lehman"), to the holders of the shares of common stock (the "shares") of Target (the "Target shareholders"), and to U.S. Selected Growth Portfolio ("Acquiring Fund"), a separate series of AMT Capital Fund, Inc. ("AMT"), in connection with the proposed transfer of substantially all of the assets of Target to Acquiring Fund in exchange solely for voting shares of common stock of Acquiring Fund ("Acquiring Fund shares") and the assumption by Acquiring Fund of the liabilities of Target, followed by the distribution of such Acquiring Fund shares received by Target in complete liquidation of Target, all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated December 14, 1995 (the "Reorganization").

	For purposes of this opinion, as hereby confirmed, we have examined and rely upon (1) the Plan, (2) the Form N-14 filed by AMT with the Securities and Exchange Commission, (3) the facts and representations contained in the letters dated November 10, 1995, addressed to us from Lehman, Lehman Brothers Inc. and AMT, respectively, (4) the facts and representations contained in the letters of today's date, addressed to us from Lehman, Lehman Brothers Inc. and AMT, respectively, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

	The opinion, as hereby confirmed, is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States
Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.

	We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth in the opinion, as hereby confirmed, or as to any transaction except those consummated in accordance with the Plan.

						Very truly yours,

						/s/ Dechert Price & Rhoads